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As filed with the Securities and Exchange Commission on April 2, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
Under
The Securities Act of 1933

DIGITAL ANGEL CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	52-1233960
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

490 Villaume Avenue, South St. Paul, MN 55075
(651) 455-1621
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Principal Executive Offices)

Kevin N. McGrath
President and
Chief Executive Officer
490 Villaume Avenue
South St. Paul, MN 55075
(Name and Address of Agent for Service)

(651) 455-1621
(Telephone Number, Including Area Code, of Agent for Service)

copy to:

William J. Conti, Esq.
Baker & Hostetler LLP
1050 Connecticut Avenue, NW
Suite 1100
Washington, D.C. 20036
202-861-1726
202-861-1783 (fax)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
Upon effectiveness of this Registration Statement.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.005 par value	2,402,784	$3.63(1)	$8,722,106(1)	$1,105

(1)
Estimated in accordance with Rule 457 solely for the purpose of determining the registration fee.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission (SEC), acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not a solicitation of offers to buy these securities in any state where the offer or sale is not complete.

Subject to completion, dated April 2, 2004

PROSPECTUS

DIGITAL ANGEL CORPORATION

2,402,784 Shares

Common Stock

        This prospectus covers 2,402,784 shares of our common stock that may be offered and sold from time to time by the selling stockholder identified in this prospectus. We will not receive any proceeds from the sale of the shares of our common stock pursuant to this prospectus.

        The selling stockholder may sell the shares of our common stock through ordinary brokerage transactions or through any other means described in this prospectus under "PLAN OF DISTRIBUTION." The price at which the selling stockholder may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.

        Our common stock is listed on the American Stock Exchange (AMEX) under the symbol "DOC." On March 31, 2004, the last reported sale price of our common stock was $3.63.

        Investing in shares of our common stock involves risks. See "RISK FACTORS" beginning on page 6 of this prospectus.

        Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 2, 2004

TABLE OF CONTENTS

The Company	1
Risk Factors	6
Forward-Looking Statements	12
Use of Proceeds	12
Selling Stockholder	12
Plan of Distribution	13
Experts	14
Legal Matters	15
Information Incorporated By Reference	15
Where You Can Find More Information	16

i

THE COMPANY

        This summary highlights selected information contained elsewhere in this prospectus and incorporated into this prospectus by reference. This summary may not contain all of the information that may be important to you in considering an investment in our common stock. You should carefully read the entire prospectus, including the documents that are incorporated by reference into this prospectus, before making an investment decision.

Overview

        We were incorporated in Delaware on December 1, 1981 as Medical Advisory Systems, Inc. to provide medical assistance and technical products and services. On March 27, 2002, we completed a merger pursuant to which the former Digital Angel Corporation became a wholly-owned subsidiary of Medical Advisory Systems and was renamed "Digital Angel Technology Corporation," and Medical Advisory Systems was renamed "Digital Angel Corporation." In connection with the merger, Applied Digital Solutions contributed to Medical Advisory Systems all of its stock in Timely Technology Corp., a wholly-owned subsidiary, and Signature Industries, an 85.0%-owned subsidiary. As a result of this contribution, Timely Technology became our wholly-owned subsidiary, and Signature Industries became our 85.0%-owned subsidiary. As of December 31, 2003, Applied Digital Solutions owned 19,303,506 shares of our common stock, which constituted approximately 66.9% of our outstanding common stock. As of March 31, 2004, Applied Digital Solutions owns 22,303,506 shares, which constitutes 68.5%, of our outstanding common stock.

        Historically, we have suffered losses and have not generated positive cash flows from operations. In the year ended December 31, 2003, we incurred a net loss of $9.5 million and used net cash in operations of $4.7 million. As of December 31, 2003 our accumulated deficit was $123.5 million. Profitability and capital needs depend on many factors, including the success of marketing programs, the maintenance and reduction of expenses, and the ability to coordinate successfully the operations of the business units. On March 1, 2004 we issued 3,000,000 shares of our common stock to Applied Digital Solutions in exchange for 19,800,000 shares of Applied Digital Solutions' common stock. We expect to sell shares of Applied Digital Solutions' common stock from time to time to generate additional funds which we believe will be necessary to sustain our operations for the next twelve months. As of March 31, 2004, we have sold 5.3 million shares of Applied Digital Solutions' common stock, resulting in aggregate net proceeds of $1.4 million.

        Our corporate headquarters is located at 490 Villaume Avenue, South St. Paul, MN 55075. Our telephone number is 651-455-1621.

Animal Applications

        Our Animal Applications segment develops, manufactures and markets radio, electronic and visual identification devices for the companion animal, livestock, laboratory animal, fish and wildlife markets worldwide.

        The Animal Applications segment's radio frequency identification products consist of miniature electronic microchips, readers and injection systems. We hold patents on our syringe-injectable microchip, which is encased in a glass or glass-like material capsule and incorporates an antenna and a microchip with a unique permanent identification code for the animal in which it is implanted. The microchip is typically injected under the skin using a hypodermic syringe, without requiring surgery. An associated reader device uses radio frequency to interrogate the microchip and read the code.

        The Animal Applications segment's pet identification system involves the insertion of a microchip with identifying information in the animal. Readers at animal shelters, veterinary clinics and other locations can determine the animal's owner and other information. This pet identification system is marketed in the United States by Schering-Plough Pharmaceutical under the brand name "Home Again™," in Europe by Merial Pharmaceutical, and in Japan by Dainippon Pharmaceutical. We have distribution agreements with a variety of other companies outside the United States to market our products. We have an established infrastructure with readers placed in approximately 70,000 global animal shelters and veterinary clinics. Over 2.0 million companion animals in the United States have been enrolled in the database, and more than 5,000 pet recoveries occur in the United States each month.

        In addition to pursuing the market for permanent identification of companion animals, the Animal Applications segment also produces visual and electronic identification products, principally for livestock producers. Visual identification products typically include numbered ear tags. The Company has marketed visual identification products for livestock since the 1940s. Electronic identification products for livestock are currently being evaluation by livestock producers. Currently, sales of visual products represent virtually all of our sales to livestock producers. In the year ended December 31, 2003, the Animal Applications segment represented 65.2% of our consolidated revenue.

Wireless and Monitoring

        This segment is developing advanced technology, referred to as Digital Angel™ technology, to gather location and local sensory data and to communicate that data to an operations center. The technology is the integration and miniaturization into marketable products of three technologies: wireless communications (such as cellular), sensors (including bio-sensors) and position location technology (including global positioning systems (GPS) and other systems). The development of the Digital Angel™ technology began in April 1998. The Digital Angel™ technology continues to be in the development stage and the Company is uncertain when this technology will be incorporated into our products. The first Digital Angel™ technology product, a biosensor chip linked to GPS, was launched in November 2001. This technology has not generated any significant revenue through December 31, 2003. In the year ended December 31, 2003, the Wireless and Monitoring segment represented 0.4% of our consolidated revenue. The revenue in 2003 relates primarily to a software contract, assumed from Timely Technology, that was terminated in February 2003.

GPS and Radio Communications

        Signature Industries, located in the United Kingdom, operates our GPS and Radio Communications business. This segment consists of the design, manufacture and support of secure GPS-enabled search and rescue equipment (such as personal locator beacons) and intelligent communications products and services for telemetry, mobile data and radio communications applications serving commercial and military markets. This segment includes the design, manufacture and distribution of intrinsically safe sounders (horn alarms) for industrial use and other electronic components. This segment also includes a growing business in high-grade communications equipment leasing and complementary data systems that customers can use to locate and monitor their assets. In the year ended December 31, 2003, the GPS and Radio Communications segment represented 28.2% of our consolidated revenue.

Medical Systems

        This segment is comprised of a staff of logistics specialists and physicians operating from our medical telecommunications response center that provides medical assistance services and interactive medical information services to people traveling anywhere in the world, 24 hours per day, 7 days per week. Assistance is provided by telephone, satellite, high frequency radio, fax, Internet and telex. The primary market for our services is the maritime industry and the international travel insurance and assistance industry. Services include coordination of medical care, provision of general medical information, physician consultation, translation assistance, claims handling and cost containment on behalf of assistance companies, insurance companies or managed care organizations. We also offer medical training services to the maritime industry.

        We also sell a variety of kits containing pharmaceutical and medical supplies. Included in the kits are both prescription and nonprescription medications, controlled substances, medical equipment and expendable medical supplies. The kits include our proprietary pharmaceutical manual, which provides information on proper storage, use and inventory control. All medications are specially labeled for use in our system. We directly supply pharmaceuticals to our maritime and airline customers through our pharmaceutical warehouse facility located in Owings, Maryland. In the year ended December 31, 2003, the Medical Systems segment represented 6.2% of our consolidated revenue.

Recent Developments

OuterLink Acquisition

        On January 22, 2004, we completed the acquisition of OuterLink Corporation pursuant to an Agreement and Plan of Merger dated November 2, 2003 by and among Digital Angel Corporation, DA Acquisition, and OuterLink Corporation. Pursuant to the terms of the agreement, OuterLink Corporation became a wholly-owned subsidiary of Digital Angel Corporation.

        Under the terms of the agreement, we issued 100,000 shares of our Series A preferred stock. The Series A preferred stock is convertible into four million shares of our common stock when the volume- weighted average price of the Company's common stock equals or exceeds $4.00 per share for ten consecutive trading days. The preferred stockholders have the right to designate a Director to our Board of Directors prior to July 22, 2004.

        OuterLink Corporation provides real-time, satellite-based automated tracking, wireless data transfer and two-way messaging with large fleets of vehicles, such as utility trucks, helicopters, fixed-wing aircraft, long- and short-haul trucks, service vehicles and ships. OuterLink Corporation's customer base includes various branches of the U.S. Department of Homeland Security, including the U.S. Border Patrol and the U.S. Customs Service.

        OuterLink Corporation leases 10,471 square feet in an office building in Concord, Massachusetts. The lease expires August 31, 2004 with no renewal options. Rent is $18,000 a month.

Recent Changes in Management

        On November 3, 2003, OuterLink's Chief Executive Officer, Mr. Van Chu, was appointed Chief Executive Officer of Digital Angel Corporation. Mr. Chu's employment was terminated for cause, effective January 12, 2004, as a result of Mr. Chu's failure to fulfill the obligations of his employment. The terms of Mr. Chu's termination are subject to a confidentiality agreement, dated January 22, 2004, among the Company, OuterLink Corporation and Mr. Chu. On January 12, 2004, the Company's board appointed Kevin N. McGrath as President and Chief Executive Officer of Digital Angel Corporation. Prior to joining Digital Angel Corporation, Mr. McGrath spent 16 years at El Segundo, CA-based Hughes Electronics Corp., during which time he served as, among other things, Chairman of DirecTV Latin America, a Hughes subsidiary.

  Stock Issuance to Applied Digital Solutions

        On March 1, 2004, we issued 3,000,000 shares of our common stock to Applied Digital Solutions pursuant to the stock purchase agreement with Applied Digital Solutions dated August 14, 2003. The stock purchase agreement provided for Applied Digital Solutions to purchase 3,000,000 shares of our common stock at a price of $2.64 per share and a warrant to purchase up to 1,000,000 shares of our common stock, which is exercisable for five years beginning February 1, 2004, at a price per share of $3.74 payable in cash or shares of common stock of Applied Digital Solutions. The consideration for the sale of our 3,000,000 shares and the warrant was payable in shares of common stock of Applied Digital Solutions having an aggregate value of $7.92 million. The number of shares received by Digital Angel Corporation as payment of the purchase prices was 19,800,000 shares of Applied Digital Solution's common stock, exclusive of the proceeds which may be received when the warrant is exercised. As of March 31, 2004, we have sold 5.3 million shares of Applied Digital Solutions' common stock, resulting in aggregate net proceeds of $1.4 million.

Secured Revolving Convertible Note and Secured Minimum Borrowing Convertible Note

        On August 28, 2003, we issued a secured minimum borrowing convertible note in the principal amount of $1,500,000, a secured revolving convertible note in the principal amount of up to $3,500,000 and a warrant to acquire 115,000 shares of our common stock to Laurus Master Fund, Ltd., a Cayman Islands company, in a private placement. Each note bears interest at an annual rate equal to the prime rate plus 2.50%, and principal and interest is payable on a monthly basis, in arrears, on the first business day of each calendar month, beginning September 1, 2003, for the three-year term of each note. As of March 31, 2004, $1,500,000 and $2,364,998, including principal and accrued but unpaid interest, was outstanding on the minimum borrowing convertible note and the revolving convertible note, respectively.

        The notes were issued in connection with a loan transaction pursuant to which Laurus Master Fund agreed to lend to Digital Angel Corporation the lesser of $5,000,000 or an amount determined based on percentages of our eligible accounts receivable and inventory as prescribed by the terms of the Security Agreement. We used the proceeds from the loan from Laurus Master Fund to satisfy in full our credit facility from Wells Fargo Business Credit, Inc., which was cancelled effective August 28, 2003. The minimum borrowing convertible note and the revolving convertible note evidence the aggregate principal amount of the loan funded on August 28, 2003.

        At the time the notes were issued, we were permitted to require Laurus Master Fund to convert all or a portion of each note, in our sole and exclusive discretion, provided that the closing price of our common stock was greater than $2.90 for a period of 11 trading days preceding such payment date. On March 23, 2004, each note was amended to eliminate our right to require Laurus Master Fund to convert the notes. Notwithstanding the foregoing, each note is convertible at any time, beginning on May 28, 2004, by Laurus Master Fund at a price of $2.64 per share, which price is subject to upward adjustment immediately following each conversion of $2,000,000. Following the conversion of each $2,000,000 of debt under the notes, the conversion price shall be adjusted to an amount equal to 110% of the average closing price of our common stock for the three trading days immediately prior to such conversion. In addition to the foregoing conversion price adjustment, the conversion price of each note is subject to further adjustment, including without limitation, adjustment from time to time in connection with any reclassification, stock split or reverse stock split involving our common stock, the payment of any dividend in shares of our common stock and/or an issuance of shares of our common stock for a per share price less than the conversion price in effect at the time of such issuance. Laurus Master Fund may not receive shares of our common stock on conversion of the notes to the extent such conversion or exercise would result in Laurus Master Fund beneficially owning in excess of 4.99% of the issued and outstanding shares of our common stock. This restriction may be waived at any time by Laurus Master Fund upon 75 days prior notice to us or immediately upon an event of default under, or with respect to, the minimum borrowing convertible note or the revolving convertible note. Notwithstanding the foregoing restriction, issuance of the maximum number of shares upon conversion of the notes will not result in Laurus Master Fund owning in excess of 4.99% of our issued and outstanding common stock.

        An "event of default" under each of the notes shall include, without limitation, the following:

  •
  a failure by Digital Angel Corporation to pay any principal, interest or other fees under either note when due and failure to cure such breach within three (3) business days;

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  a breach by Digital Angel Corporation of any covenant or other term or condition contained in either note in any material respect and failure to cure such breach for a period of ten (10) days following its occurrence;

  •
  the entering of an SEC stop order or the suspension of trading of our common stock on the American Stock Exchange for 5 consecutive trading days or 5 trading days during a period of 10 consecutive trading days; or

  •
  a breach by Digital Angel Corporation of the security agreement (or any other related agreement) executed in connection with the issuance of the notes.

Upon an event of default, Laurus Master Fund may require us to make a default payment equal to 105% of the outstanding principal balance on the defaulted note, plus accrued but unpaid interest and all other amounts payable under such note. This default payment is payable on the fifth business day following notice by Laurus Master Fund to us that an event of default has occurred.

        On August 28, 2003, Laurus Master Fund also acquired a warrant to purchase 115,000 shares of our common stock. This warrant is exerciseable through August 27, 2008 and permits Laurus Master Fund to purchase, subject to adjustment as provided therein, 70,000 shares of our common stock at $2.55 per share, 35,000 shares at $2.75 per share and 10,000 shares at $2.95 per share.

        In addition to the secured minimum borrowing note and the secured revolving convertible note, we also are indebted to Laurus Master Fund pursuant to a secured convertible note in the principal amount of $2,000,000 which was issued on July 31, 2003. As of March 31, 2004, $1,428,571, including principal and accrued but unpaid interest, was outstanding on the secured convertible note. The secured convertible note is convertible, at Laurus Master Fund's option, into shares of our common stock at $2.33 per share. In connection with the issuance of this note, Laurus Master Fund also acquired a warrant to purchase 125,000 shares of our common stock. This warrant is exerciseable through July 31, 2008 and permits Laurus Master Fund to purchase, subject to adjustment as provided therein, 75,000 shares of our common stock at $2.68 per share, 35,000 shares at $2.91 per share and 15,000 shares at $3.38 per share. We are obligated to register for resale the shares of our common stock issuable upon conversion of the secured convertible note and upon exercise of the warrant.

        Each of the secured convertible note, the secured revolving convertible note and the secured minimum borrowing convertible note is secured by substantially all of the assets of the Company. Therefore, upon an event of default under any of the notes, Laurus Master Fund shall have the right to foreclose on our assets that are being used as collateral for each of the notes.

RISK FACTORS

        An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors and other information contained in or incorporated by reference into this prospectus and any accompanying prospectus supplement before deciding to purchase any shares of our common stock.

Our stockholders will experience dilution as a result of the issuance of common stock being registered in this offering.

        On August 28, 2003, we issued a three-year secured revolving convertible note in the principal amount of $3,500,000, a three-year secured minimum borrowing convertible note in the principal amount of $1,500,000 and a warrant to purchase 115,000 shares of our common stock to Laurus Master Fund. Our issuance of shares to Laurus Master Fund from any conversion of these notes, or exercise of the warrant, may result in substantial dilution to other Digital Angel Corporation stockholders. In addition, Laurus Master Fund may offer and sell any and all of the shares of our common stock received in connection with conversion of the notes, or exercise of the warrant, at prices and times to be determined in its sole discretion. There is no independent or third-party underwriter involved in the offering of the shares of our common stock acquired by Laurus Master Fund and there can be no guarantee that any disposition of those shares will be completed in a manner that is not disruptive to the trading market for our common stock. For a more complete description of the secured convertible note, the secured minimum borrowing note and the warrant see, "Secured Revolving Convertible Note and Secured Minimum Borrowing Convertible Note" on p. 4 of this prospectus.

Recent changes in our senior management could have an adverse effect on our financial results.

        We have recently experienced numerous changes with respect to our senior management. On September 4, 2003, Randolph K. Geissler resigned as Chief Executive Officer of Digital Angel Corporation after serving in such position since the March 2002 merger between Digital Angel Corporation and Medical Advisory Systems. From September 2000 until March 2002, Mr. Geissler served as Chief Executive Officer of Digital Angel Corporation, the predecessor corporation to our Company.

        Following Mr. Geissler's resignation, the Company appointed Kevin McLaughlin as the interim Chief Executive Officer of Digital Angel Corporation while the Company conducted a formal search for a permanent Chief Executive Officer. At the time of his appointment as interim Chief Executive Officer, Mr. McLaughlin was serving as Chief Operating Officer of Applied Digital Solutions. On November 3, 2003, the Company announced that it had agreed to appoint Van Chu as Chief Executive Officer of the Company. At the time of this announcement, Mr. Chu was Chief Executive Officer of OuterLink Corporation, a company that was acquired by Digital Angel Corporation in a merger on January 22, 2004. Mr. Chu assumed his duties as Chief Executive Officer of Digital Angel Corporation on November 7, 2003.

        As described in greater detail in the "Recent Developments" section above, Mr. Chu was terminated as Chief Executive Officer of the Company on January 12, 2004. On January 12, 2004, the Company's board of directors appointed Kevin N. McGrath as President and Chief Executive Officer of the Company.

        Since we depend heavily on the skills of those persons holding senior management positions, the loss of any senior executive could materially adversely affect our financial results. These senior executives, in many cases, have strong relationships with our customers and suppliers. Therefore, the loss of the services of such senior executives or any general instability in the composition of our senior management could have a negative impact on our relationship with these customers and suppliers. We cannot ensure that we will be able to retain our senior executives and this uncertainty could have a material negative impact on our business.

As of March 31, 2004, our majority stockholder, Applied Digital Solutions, owns 68.5% of our common stock, is able to completely control the board of directors and may support actions that conflict with the interests of the other stockholders.

        As of March 31, 2004, Applied Digital Solutions is the beneficial owner of 68.5% of our common stock, and it controls us with respect to all matters upon which our stockholders may vote, including the selection of the Board of Directors, mergers, acquisitions and other significant corporate transactions. There can be no assurance as to how Applied Digital Solutions will exercise control over us. Applied Digital Solutions may support actions that are contrary to or conflict with the interests of the other stockholders.

Our stockholders will experience dilution in the event Laurus Master Fund exercises its right to convert certain debt owed by us into shares of our common stock.

        On July 31, 2003, we issued a secured convertible note in the principal amount of $2,000,000 and a warrant to purchase 125,000 shares of our common stock to Laurus Master Fund. Our issuance of shares to Laurus Master Fund from any conversion of the note or exercise of the warrant may result in substantial dilution to other Digital Angel Corporation stockholders. In addition, Laurus Master Fund may offer and sell any and all of the shares of our common stock received in connection with conversion of the note or exercise of the warrant at prices and times to be determined in its sole discretion. Moreover, there is no independent or third-party underwriter involved in the offering of the shares of our common stock acquired by Laurus Master Fund and there can be no guarantee that any disposition of those shares will be completed in a manner that is not disruptive to the trading market for our common stock. The Company has the ability to prepay the secured convertible note at 110% to 125% of the prepayment amount.

Our stockholders will experience dilution upon conversion of the Series A Preferred Stock issued by the Company in the OuterLink Corporation acquisition.

        On January 22, 2004, we acquired OuterLink Corporation of Concord, Massachusetts, in a merger. As consideration for the merger, we issued 100,000 shares of its Series A Preferred Stock in exchange for all of the issued and outstanding shares of OuterLink's capital stock. The Series A Preferred Stock is convertible into four million shares of our common stock when the volume-weighted average price of our common stock equals or exceeds $4.00 per share for ten consecutive trading days. The issuance of our common stock upon conversion of the Series A Preferred Stock issued to the OuterLink stockholders will result in dilution to our current stockholders.

Our stockholders will experience dilution upon the exercise of warrants issued to certain holders of Applied Digital Solutions Convertible Exchangeable Debentures.

        On August 14, 2003, we issued warrants to purchase 500,001 shares of our common stock to certain holders of Applied Digital Solutions Convertible Exchangeable Debentures. Our issuance of shares to any warrant holder upon exercise of any warrant will result in dilution to other Digital Angel Corporation stockholders. In addition, the warrant holders may offer and sell any and all of the shares of our common stock received in connection with exercise of the warrants at prices and times to be determined in their sole discretion. Moreover, there is no independent or third-party underwriter involved in the offering of the shares of our common stock acquired by the warrant holders and there can be no guarantee that any disposition of those shares will be completed in a manner that is not disruptive to the trading market for our common stock.

The terms of our debt obligations to Laurus Master Fund subject us to the risk of foreclosure on substantially all of our assets.

        We may not have sufficient funds to repay Laurus Master Fund when the obligations on the convertible note, minimum borrowing note and revolving note mature. Accordingly, we may be required to obtain the funds necessary to repay these obligations either through refinancing, the issuance of additional equity or debt securities or the sale of assets. There can be no assurance that we can obtain the funds needed, if any, to repay the obligations from any one or more of these other sources on favorable economic terms or at all. If we are unable to obtain funds to repay this indebtedness, we may be forced to dispose of assets or take other actions on disadvantageous terms, which could result in losses to Digital Angel Corporation and could have a material adverse effect on our financial condition.

        To secure the payment of all debts, liabilities and obligations owed to Laurus Master Fund we have granted to Laurus Master Fund a security interest in and lien upon all of our property and assets, whether real or personal, tangible or intangible, whether now owned or hereafter acquired, or in which we now have, or at any time in the future may acquire, any right, title or interest. The occurrence of an event of default under the convertible note, minimum borrowing note or revolving note would subject us to foreclosure by Laurus Master Fund on substantially all of our assets to the extent necessary to repay any amounts due. Any such default and resulting foreclosure will have a material adverse effect on our financial condition.

Our earnings will decline if we write off additional goodwill and other intangible assets.

        As of December 31, 2003, we have recorded goodwill of $45.1 million. On January 1, 2002, we adopted SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 requires that goodwill and certain intangibles no longer be amortized but instead tested for impairment at least annually by applying a fair value based test. During the fourth quarter of 2003, the Company performed the annual impairment test for goodwill using a fair value based approach, primarily discounted cash flows. An evaluation of the Medical Systems reporting unit indicated that $2.4 million of goodwill was impaired. Additionally, management estimated that certain intangible assets at our Medical Systems reporting unit were impaired by $0.6 million. Accordingly, the Company recorded an impairment charge of $3.0 million in the fourth quarter of 2003, which is included as an asset impairment charge in the 2003 statement of operations. During the fourth quarter of 2002, we recorded an impairment charge of $57.4 million for goodwill at our Wireless and Monitoring and Medical Systems reporting units.

        We will assess the fair value of our goodwill annually or earlier if events occur or circumstances change that would more likely than not reduce the fair value of our goodwill below its carrying value. These events or circumstances would include a significant change in business climate, including a significant, sustained decline in an entity's market value, legal factors, operating performance indicators, competition, sale or disposition of a significant portion of the business, or other factors. If we determine that significant impairment has occurred, we would be required to write off the impaired portion of goodwill. Impairment charges could have a material adverse effect on our financial condition and results of operations.

The exercise of outstanding options and warrants may adversely affect the market price of our common stock.

        As of December 31, 2003, we had 8,707,000 options and 3,029,000 warrants outstanding to purchase from us a total of 11,736,000 shares of common stock at exercise prices ranging from $0.05 to $10.50 per share. In addition, as of December 31, 2003, we had 1,157,000 additional shares of common stock which may be issued in the future under our stock option plans. The exercise of outstanding options and warrants and the sale in the public market of the shares purchased upon such exercise may adversely affect the market price of our common stock. Since January 1, 2004, 691,000 options were exercised. Proceeds on the options exercised were $961,000.

We may continue to incur losses.

        We incurred net losses of $9.5 million, $92.4 million and $17.4 million in the years ended December 31, 2003, 2002 and 2001, respectively. Included in the $92.4 million loss for the year ended December 31, 2002 is a goodwill impairment charge of $57.4 million, an asset impairment charge of $6.4 million, and a $18.7 million charge arising from the remeasurement of options in connection with the merger. No assurance can be given as to whether we will achieve profitability, if at all. Profitability depends on many factors, including the success of marketing programs, the maintenance and reduction of expenses, and the ability to coordinate successfully the operations of our business units. If we fail to achieve and maintain sufficient profitability within the time frame expected by investors, the market price of our common stock may be adversely affected.

The Wireless and Monitoring segment is expected to incur future losses and may not achieve profitability.

        We have invested approximately $15.4 million in the Digital Angel™ product for the period from April 1998 through December 31, 2003. We expect the Wireless and Monitoring segment to incur additional development, sales and marketing, and other general expenses. As a result, the Wireless and Monitoring segment is expected to incur losses for the foreseeable future and will need to generate significant revenues to achieve profitability. There can be no assurance that the segment will achieve profitability or, if profitability is achieved, that it will be sustained.

The Wireless and Monitoring segment is the initial stage of operations and may encounter unforeseen difficulties that could negatively affect our business.

        The Wireless and Monitoring segment is in the initial stage of operations and has generated no substantial revenue. As a result, it has minimal operating history upon which to base an evaluation of its current business and future prospects. Moreover, this segment does not currently have any contracts in place that will provide any significant revenue. Because of this segment's lack of an operating history, management has limited insight into trends that may emerge and could materially adversely affect its business. This segment's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in new and rapidly evolving markets. This segment could encounter risks including, but not limited to, the risk that the Wireless and Monitoring segment will be unable to:

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  develop and market Digital Angel products by integrating and miniaturizing new technologies into marketable products and services;
  •
  build a customer base;
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  generate revenues;
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  compete successfully in a highly competitive market;
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  access sufficient capital to support growth;
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  recruit and retain qualified employees;
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  introduce new products and services; and
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  build technology and support systems.

        Each of these risks could lead to unforeseen expenses or losses.

The Digital Angel™ technology is not proven, and we may not be able to develop products from this unproven technology.

        The Wireless and Monitoring segment depends on the development, integration, miniaturization and successful marketing of several advanced technologies that have not previously been integrated or used as anticipated by this segment. The Wireless and Monitoring segment depends upon advanced technology, including wireless communication, biosensors, motion determination and global positioning system capabilities. Many of these technologies are unproven or relatively new. No assurances can be given as to when or if the Digital Angel product will be successfully marketed. Our ability to develop and commercialize products based on our proprietary technology will depend on our ability to develop our products internally on a timely basis or to enter into arrangements with third parties to provide these functions. Our failure to develop and commercialize products successfully could have a material adverse effect on our financial condition and results of operations.

Infringement by third parties on our intellectual property or the development of substantially equivalent proprietary technology by our competitors could negatively affect our business.

        Our success depends significantly on our ability to maintain patent and trade secret protection, to obtain future patents and licenses, and to operate without infringing on the proprietary rights of third parties. There can be no assurance that the measures we have taken to protect our intellectual property, including those relating to the Digital Angel technology, will prevent the misappropriation or circumvention of our intellectual property. In addition, there can be no assurance that any patent application, when filed, will result in an issued patent, or that our existing patents, or any patents that may be issued in the future, will provide us with significant protection against competitors. Moreover, there can be no assurance that any patents issued to or licensed by us will not be infringed upon or circumvented by others. Litigation to establish the validity of patents, to assert infringement claims against others, and to defend against patent infringement claims can be expensive and time-consuming, even if the outcome is in our favor. We also rely to a lesser extent on unpatented proprietary technology, and no assurance can be given that others will not independently develop substantially equivalent proprietary information, techniques or processes or that we can meaningfully protect our rights to such unpatented proprietary technology. Infringement on our intellectual property or the development of substantially equivalent technology by our competitors could have a material adverse effect on our business.

Domestic and foreign government regulation and other factors could impair our ability to develop and sell our products in certain markets.

        The electronic animal identification market can be negatively affected by such factors as food safety concerns, consumer perceptions regarding cost and efficacy, international technology standards, national infrastructures, and slaughterhouse removal of microchips.

        We are also subject to federal, state and local regulation in the United States, including regulation by the U.S. Food and Drug Administration, the U.S. Federal Communications Commission, and the U.S. Department of Agriculture, and to regulation in other countries. We cannot predict the extent to which we may be affected by further legislative and regulatory developments concerning our products and markets. We are required to obtain regulatory approval before marketing most of our products. The regulatory process can be very time-consuming and costly, and there is no assurance that we will receive the regulatory approvals necessary to sell our products. Regulatory authorities also have the authority to revoke approval of previously approved products for cause, to request recalls of products and to close manufacturing plants in response to violations. Any such regulatory action, including the failure to obtain any required governmental approval, could prevent us from selling, or materially impair our ability to sell, our products in certain markets and could negatively affect our business.

We rely heavily on sales to government contractors of our animal identification products, and any decline in the demand by these customers for our products could negatively affect our business.

        The principal customers for electronic identification devices for fish are government contractors that rely on funding from the United States government. Because these contractors rely heavily on government funds, any decline in the availability of such funds could result in a decreased demand by these contractors for our products. Any decrease in demand by such customers could have a material adverse effect on our financial condition and results of operations and result in a decline in the market value of our common stock.

We depend on a single production arrangement for our patented syringe-injectable microchips, and the loss of or any significant reduction in the production could have an adverse effect on our business.

        We rely solely on a production arrangement with Raytheon Microelectronics Espana, SA for the manufacture of our patented syringe-injectable microchips that are used in all of our implantable electronic identification products. Raytheon utilizes our proprietary technology and our equipment in the production of our syringe-injectable microchips. The termination, or any significant reduction, by Raytheon of the assembly of our microchips or a material increase in the price charged by Raytheon for the assembly of our microchips could have an adverse effect on our financial condition and results of operations. In addition, Raytheon may not be able to produce sufficient quantities of the microchips to meet any significant increased demand for our products or to meet any such demand on a timely basis. Any inability or unwillingness of Raytheon to meet our demand for microchips would require us to utilize an alternative production arrangement and remove our automated assembly production machinery from the Raytheon facility, which would be costly and could delay production. Moreover, if Raytheon terminates our production arrangement, we cannot assure that the assembly of our microchips from another source would be on comparable or acceptable terms. The failure to make such an alternative production arrangement could have an adverse effect on our business.

We depend on principal customers.

        For the year ended December 31, 2003, we had one customer that accounted for 11.8% of our consolidated revenues. Our four largest customers, in the aggregate, accounted for 30.9% of our consolidated revenues in the year ended December 31, 2003. The GPS and Radio Communications segment is heavily dependent on contracts with domestic government agencies and foreign governments, including the United Kingdom, primarily relating to military applications. The loss of, or a significant reduction in, orders from these or our other major customers could have a material adverse effect on our financial condition and results of operations.

We compete with other companies in the visual and electronic identification market, and the products sold by our competitors could become more popular than our products or render our products obsolete.

        The market for visual and electronic identification for companion animals and livestock is highly competitive. We believe that our principal competitors in the visual identification market for livestock are AllFlex USA and Y-Tex Corporation and that our principal competitors in the electronic identification market are AllFlex USA, Datamars SA and Avid Plc.

        In addition, other companies could enter this line of business in the future. Certain of our competitors have substantially greater financial and other resources than us. We may not be able to compete successfully with these competitors, and these competitors may develop or market technologies and products that are more widely accepted than ours or that would render our products obsolete or noncompetitive.

Currency exchange rate fluctuations could have an adverse effect on our sales and financial results.

        We generate a portion of our sales and incur a portion of our expenses in currencies other than U.S. dollars. To the extent that we are unable to match revenues received in foreign currencies with costs paid in the same currency, exchange rate fluctuations in any such currency could have an adverse effect on our financial results.

We depend on a small team of senior management, and we may have difficulty attracting and retaining additional personnel.

        Our future success will depend in large part upon the continued services and performance of senior management and other key personnel. If we lose the services of any member of our senior management team, our overall operations could be materially and adversely affected. In addition, our future success will depend on our ability to identify, attract, hire, train, retain and motivate other highly skilled technical, managerial, marketing, purchasing and customer service personnel when they are needed. Competition for these individuals is intense. We cannot ensure that we will be able to successfully attract, integrate or retain sufficiently qualified personnel when the need arises. Any failure to attract and retain the necessary technical, managerial, marketing, purchasing and customer service personnel could have a material adverse effect on our financial condition and results of operations.

FORWARD-LOOKING STATEMENTS

        This prospectus, any prospectus supplement and the information incorporated by reference may contain "forward-looking statements" which represent our expectations or beliefs including, but not limited to, statements concerning industry performance and our results, operations, performance, financial condition, plans, growth and strategies, which include, without limitation, statements preceded or followed by or that include the words "may," "will," "expect," "anticipate," "intend," "could," "estimate," or "continue" or the negative or other variations thereof or comparable terminology. Any statements contained in this prospectus, any prospectus supplement or the information incorporated by reference that are not statements of historical fact may be deemed to be forward-looking statements. These statements by their nature involve substantial risks and uncertainties, some of which are beyond our control, and actual results may differ materially depending on a variety of important factors, many of which are also beyond our control. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We do not undertake any obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except to the extent such updates and/or revisions are required to prevent these forward-looking statements from being materially false or misleading.

USE OF PROCEEDS

        All net proceeds from the sale of our common stock will go to the selling stockholder selling common stock under this prospectus. We will not receive any proceeds from the sale of the common stock sold by the selling stockholder. The proceeds Digital Angel Corporation receives from the exercise of the warrant, the underlying shares of which are included in the registration statement of which this prospectus forms a part, will be used to fund working capital requirements.

SELLING STOCKHOLDER

        The following table provides certain information regarding the selling stockholder's beneficial ownership of our common stock prior to and after the offering. The aggregate number of shares in this offering constitutes 7.4% of our outstanding shares of common stock. Beneficial ownership is determined under the SEC's rules, and generally includes voting or investment power with respect to securities.

Selling Stockholder	Number of Shares Owned Prior to the Offering		Number of Shares Being Offered For Sale	Number of Shares Owned After Offering	Percentage Of Class
Laurus Master Fund(1)	2,402,784	(2)	2,402,784	0	0%

(1)
Laurus Capital Management, LLC is the investment manager for Laurus Master Fund. The directors of Laurus Capital Management are David and Eugene Grin. By virtue of their position as directors of Laurus Capital Management, Messrs. Grin exercise direct voting and investment control over the shares of our common stock owned by Laurus Master Fund.

(2)
This assumes a maximum aggregate value of $1,811,925 and $4,227,824 of the secured minimum borrowing convertible note and the secured revolving convertible note, respectively, which, in each case, includes the full principal amount of the applicable note plus interest calculated thereon at a rate of 6.50% compounded annually, and does not give effect to the prohibition in each note (which is waivable by Laurus Master Fund upon 75 days prior notice) on conversions of common stock that would cause Laurus Master Fund to own in excess of 4.99% of our issued and outstanding common stock. It also assumes, in each case, a conversion price of $2.64, which is the fixed per share conversion price of each note. This also includes 115,000 shares subject to purchase pursuant to a warrant to purchase shares of our common stock at varying prices as set forth in the warrant.

PLAN OF DISTRIBUTION

        The selling stockholder or its pledgees, donees, transferees or other successors in interest may, from time to time, sell all or a portion of the shares at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. After the date of this prospectus, the selling stockholder may offer its shares at various times in one or more of the following transactions:

  •
  on any national securities exchange, or other market on which our common stock may be listed at the time of sale;

  •
  in the over-the-counter market;

  •
  through block trades in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  through purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

  •
  in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

  •
  through options, swaps or derivatives;

  •
  in privately negotiated transactions;

  •
  in transactions to cover short sales; and

  •
  through a combination of any such methods of sale.

        In addition, the selling stockholder may also sell its shares that qualify for sale pursuant to Rule 144 under the Securities Act of 1933 under the terms of such rule rather than pursuant to this prospectus.

        The selling stockholder may sell its shares directly to purchasers or may use brokers, dealers, underwriters or agents to sell its shares upon terms and conditions that will be described in the applicable prospectus supplement. In effecting sales, brokers and dealers engaged by the selling stockholder may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from the selling stockholder or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser in amounts to be negotiated. Such compensation may, but is not expected to, exceed that which is customary for the types of transactions involved. Broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for the selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with such resales, broker-dealers may pay to or receive from the purchasers of such shares commissions as described above.

        Any broker-dealers or agents that participate with the selling stockholder in sales of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

        From time to time, the selling stockholder may be engaged in short sales, short sales against the box (i.e. sales in which the seller actually owns the stock, but does not want to sell the shares owned), puts and calls and other hedging transactions in our securities, and may sell and deliver the shares in connection with such transactions or in settlement of securities loans. These transactions may be entered into with broker-dealers or financial institutions. In addition, from time to time, the selling stockholder may pledge its shares pursuant to the margin provisions of its customer agreements with its broker-dealer. Upon delivery of the shares or a default by the selling stockholder, the broker-dealer or financial institution may offer and sell the pledged shares from time to time.

        We are required to pay the fees and expenses incident to the registration of our common stock hereunder, which include the Securities and Exchange Commission registration fee, accounting fees and expenses, legal fees and expenses, and printing costs.

EXPERTS

        The consolidated financial statements of Digital Angel Corporation incorporated in this prospectus by reference to the Annual Report on Form 10-K for the years ended December 31, 2002 and 2003 have been audited by Eisner LLP, independent auditors, and have been so incorporated in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

        The financial statements for the year ended December 31, 2001 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2003 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

        An opinion has been rendered by the law firm of Baker & Hostetler LLP to the effect that the shares of our common stock offered by the selling stockholders under this prospectus are legally issued, fully paid and non-assessable.

INFORMATION INCORPORATED BY REFERENCE

        The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring to another document filed separately with the SEC. The information that we file with the SEC after the date of this prospectus will automatically update and supersede this information. We incorporate by reference into this prospectus the documents listed below and any filings we make with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and until all of the shares of our common stock offered by this prospectus are sold.

  •
  Annual Report on Form 10-K for the year ended December 31, 2003, filed on March 15, 2004;

  •
  Current Report on Form 8-K, filed January 15, 2004;

  •
  Current Report on Form 8-K, filed January 23, 2004;

  •
  Current Report on Form 8-K, filed February 3, 2004;

  •
  Current Report on Form 8-K, filed March 8, 2004;

  •
  Current Report on Form 8-K, filed March 15, 2004; and

  •
  The description of our common stock contained in our registration statement on Form 8-A, filed on August 13, 1999.

        Any statement contained in a document incorporated or considered to be incorporated by reference into this prospectus shall be considered to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that is or is considered to be incorporated by reference modifies or supersedes such statement. Any statement that is modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.

        You may request a copy of any of the documents that are incorporated by reference into this prospectus, other than exhibits that are not specifically incorporated by reference into such documents, and our certificate of incorporation and bylaws, at no cost, by writing or telephoning us at the following address:

Corporate Secretary
Digital Angel Corporation
490 Villaume Avenue
South St. Paul, MN 55075
(651) 455-1621

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934 pursuant to which we file reports and other information with the SEC. These reports and other information may be inspected and copied at public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the SEC's public reference can be obtained by calling the SEC at 1-800-SEC-0330. Copies may be obtained at prescribed rates from the Public Reference Section of the SEC at its principal office in Washington, D.C. The SEC also maintains an internet web site that contains periodic and other reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC. The address of the SEC's web site is http://www.sec.gov. We also maintain an internet website that contains all of our periodic and other reports, proxy and information statements and other information. The address of our website is http://www.digitalangelcorp.com.

        All information concerning us contained in this prospectus has been furnished by us. No person is authorized to make any representation with respect to the matters described in this prospectus other than those contained in this prospectus and if given or made must not be relied upon as having been authorized by us or any other person.

        We have not authorized anyone to give any information or make any representation about our company that is different from, or in addition to, that contained in this prospectus. Therefore, if anyone gives you such information, you should not rely on it. You should not assume that the information contained in this document is accurate after the date of this prospectus unless the information specifically indicates that another date applies.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

        Item 14. Other Expenses of Issuance and Distribution.    The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered, all of which are being borne by the registrant.

Securities and Exchange Commission Registration Fee	$1,105.00
Accounting Fees and Expenses	$20,000.00
Legal Fees and Expenses	$10,000.00
Printing Fees and Expenses	$4,000.00
Miscellaneous	$3,000.00

Total	$38,105.00

        Each amount set forth above, except the Securities and Exchange Commission registration fee, is estimated.

        Item 15. Indemnification of Directors and Officers.    Reference is made to Section 102(b)(7) of the Delaware General Corporation Law, which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law (providing for liability of directors for the unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which a director derived an improper personal benefit. Section 145 of the Delaware General Corporation Law empowers Digital Angel Corporation to indemnify, subject to the standards set forth therein, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or agent of Digital Angel Corporation, or is or was serving as such with respect to another entity at the request of Digital Angel Corporation. The Delaware General Corporation Law also permits Digital Angel Corporation to purchase insurance on behalf of any such director, officer, employee or agent. Digital Angel Corporation's restated certificate of incorporation, as amended, provides in effect for the elimination of the personal liability of Digital Angel Corporation's directors for breaches of fiduciary duty and for the indemnification by Digital Angel Corporation of each director and officer of Digital Angel Corporation, in each case, to the fullest extent permitted by applicable law. Digital Angel Corporation purchases and maintains insurance on behalf of any person who is or was a director, officer, employee or agent of Digital Angel Corporation, or is or was serving at the request of Digital Angel Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not Digital Angel Corporation would have the power or the obligation to indemnify him or her against such liability under the provisions of Digital Angel Corporation's restated certificate of incorporation.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

        Item 16. Exhibits.

Exhibit Number	Description of Exhibits
2	Agreement and Plan of Merger, dated November 2, 2003 by and among Digital Angel Corporation, DA Acquisition, Inc. and OuterLink Corporation (incorporated by reference to our Registration Statement on Form S-3 (No. 333-110817) filed on November 26, 2003)
3.1
Amended and Restated Articles of Incorporation (incorporated by reference to our Registration Statement on Form 18 (No. 2-98314) filed on June 7, 1985, our Annual Report on Form 10-KSB filed on March 28, 1990 and our Registration Statement on Form S-3 (No. 333-110817) filed on January 23, 2004)
3.2	Bylaws (incorporated by reference to our Registration Statement on Form S-3 (No. 333-110817) filed on January 23, 2004)
4.1	Form of Common Stock Purchase Warrant (incorporated by reference to our Current Report on Form 8-K filed on September 3, 2003)
4.2	Form of Secured Minimum Borrowing Convertible Note (incorporated by reference to our Current Report on Form 8-K filed on September 3, 2003)
4.3	Form of Secured Revolving Convertible Note (incorporated by reference to our Current Report on Form 8-K filed on September 3, 2003)
4.4	Amendment No. 1 to Minimum Borrowing Note, Revolving Note and Security Agreement, dated March 23, 2004.
5.1	Opinion of Baker & Hostetler LLP as to the validity of the issuance of the common stock of Digital Angel Corporation being registered
10.1
Registration Rights Agreement, dated August 28, 2003 by and between Digital Angel Corporation and Laurus Master Fund Ltd. (incorporated by reference to our Current Report on Form 8-K filed on September 3, 2003)
10.2	Security Agreement, dated August 28, 2003 by and between Digital Angel Corporation and Laurus Master Fund Ltd. (incorporated by reference to our Current Report on Form 8-K filed on September 3, 2003)
23.1	Consent of Eisner LLP relating to the financial statements of Digital Angel Corporation
23.2	Consent of PricewaterhouseCoopers relating to the financial statements of the Advanced Wireless Group
23.3	Consent of Baker & Hostetler LLP (included in Exhibit 5.1)
24	Power of Attorney (included on signature page)

        Item 17. Undertakings.    The undersigned registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (a)
    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (b)
    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

    (c)
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(a) and (1)(b) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South St. Paul, State of Minnesota, on the 2nd day of April, 2004.

DIGITAL ANGEL CORPORATION
By:	/s/ KEVIN N. MCGRATH Kevin N. McGrath President and Chief Executive Officer

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kevin N. McGrath and James P. Santelli, or either of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all post-effective amendments to this registration statement, and to file the same with all exhibits hereto, and other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on April 2, 2004 by the following persons in the capacities indicated below.

Signature	Title
/s/ KEVIN N. MCGRATH Kevin N. McGrath	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ JAMES P. SANTELLI James P. Santelli	Vice President Finance and Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ KEVIN H. MCLAUGHLIN Kevin H. McLaughlin	Director
/s/ HOWARD S. WEINTRAUB Howard S. Weintraub	Director
/s/ SCOTT R. SILVERMAN Scott R. Silverman	Director
/s/ MICHAEL S. ZARRIELLO Michael S. Zarriello	Director
/s/ JOHN R. BLOCK John R. Block	Director

EXHIBIT INDEX

Exhibit Number	Description of Exhibits
2	Agreement and Plan of Merger, dated November 2, 2003 by and among Digital Angel Corporation, DA Acquisition, Inc. and OuterLink Corporation (incorporated by reference to our Registration Statement on Form S-3 (No. 333-110817) filed on November 26, 2003)
3.1
Amended and Restated Articles of Incorporation (incorporated by reference to our Registration Statement on Form 18 (No. 2-98314) filed on June 7, 1985, our Annual Report on Form 10-KSB filed on March 28, 1990 and our Registration Statement on Form S-3 (No. 333-110817) filed on January 23, 2004)
3.2	Bylaws (incorporated by reference to our Registration Statement on Form S-3 (No. 333-110817) filed on January 23, 2004)
4.1	Form of Common Stock Purchase Warrant (incorporated by reference to our Current Report on Form 8-K filed on September 3, 2003)
4.2	Form of Secured Minimum Borrowing Convertible Note (incorporated by reference to our Current Report on Form 8-K filed on September 3, 2003)
4.3	Form of Secured Revolving Convertible Note (incorporated by reference to our Current Report on Form 8-K filed on September 3, 2003)
4.4	Amendment No. 1 to Minimum Borrowing Note, Revolving Note and Security Agreement, dated March 23, 2004.
5.1	Opinion of Baker & Hostetler LLP as to the validity of the issuance of the common stock of Digital Angel Corporation being registered
10.1
Registration Rights Agreement, dated August 28, 2003 by and between Digital Angel Corporation and Laurus Master Fund Ltd. (incorporated by reference to our Current Report on Form 8-K filed on September 3, 2003)
10.2	Security Agreement, dated August 28, 2003 by and between Digital Angel Corporation and Laurus Master Fund Ltd. (incorporated by reference to our Current Report on Form 8-K filed on September 3, 2003)
23.1	Consent of Eisner LLP relating to the financial statements of Digital Angel Corporation
23.2	Consent of PricewaterhouseCoopers relating to the financial statements of the Advanced Wireless Group
23.3	Consent of Baker & Hostetler LLP (included in Exhibit 5.1)
24	Power of Attorney (included on signature page)

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TABLE OF CONTENTS
THE COMPANY
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
SELLING STOCKHOLDER
PLAN OF DISTRIBUTION
EXPERTS
LEGAL MATTERS
INFORMATION INCORPORATED BY REFERENCE
WHERE YOU CAN FIND MORE INFORMATION